Exhibit 10.2

MASTER LEASE GUARANTY

THIS MASTER LEASE GUARANTY (this “Guaranty”) is made by THI of Baltimore, Inc., a Delaware corporation (“Guarantor”), as of the 27th day of April, 2017 but intended to be effective as of March 20, 2017, in favor of MRT of Las Vegas NV - ACH, LLC, a Delaware limited liability (“MRT Las Vegas-ACH”), MRT of Las Vegas NV - LTACH, LLC, a Delaware limited liability company (“MRT Las Vegas-LTACH”), MRT of Fort Worth TX - SNF, LLC, a Delaware limited liability company (“MRT Fort Worth-SNF”) and MRT of Spartanburg SC - SNF, LLC, a Delaware limited liability company (“MRT Spartanburg-SNF”; and, together with MRT Las Vegas-ACH, MRT Las Vegas-LTACH, and MRT Fort Worth-SNF, as their interests may appear, “Landlord”).

WHEREAS, Landlord and Nashville Leasehold Interests, LLC, a Delaware limited liability company (“Tenant”), are entering into that certain Amended and Restated Master Lease, dated as of April 27, 2017, pertaining to the leasing of the following facilities located at (a) 8656 West Patrick Lane, Las Vegas, Nevada, 89148, (b) 8550 South Eastern Avenue, Henderson, Nevada 89123, (c) 7021 Bryant Irvin Road, Fort Worth, Texas 76132, and (d) 8020 White Avenue, Spartanburg, South Carolina 29303 (the “Master Lease”); and

WHEREAS, Landlord requires, as a condition to its execution of the Master Lease, that Guarantor guaranty to Landlord the performance of Tenant’s obligations under the Master Lease; and

WHEREAS, Guarantor and Tenant are affiliates and, as such, Guarantor is desirous that Landlord enter into the Master Lease; and

WHEREAS, unless otherwise specifically noted, all capitalized terms used in this Guaranty shall have the same meaning as are ascribed to such terms in the Master Lease.

NOW, THEREFORE, in consideration of the execution of the Master Lease by Landlord and other good and valuable consideration and intending to be legally bound hereby, Guarantor hereby unconditionally guaranties to Landlord, its successors and assigns as follows:

1.

Guarantor hereby absolutely, irrevocably, and unconditionally guarantees the full and punctual payment by Tenant of all rent and other amounts and charges required to be paid by Tenant pursuant to the Master Lease, and the full and punctual performance by Tenant of all other obligations on the part of Tenant to be performed under the Master Lease, including, but not limited to, the regulatory compliance matters set forth in Section 6 of the Master Lease, the environmental obligations set forth in Section 7 of the Master Lease and the obligations of Tenant to complete the Mountain’s Edge Capital Addition Project (hereinafter collectively referred to as the “Guaranteed Obligations”).

2.

Landlord shall have the right, from time to time, and at any time, in its sole discretion, without notice to or consent from the undersigned, and without affecting, impairing or discharging in whole or in part, the Guaranteed Obligations or the obligations of the undersigned hereunder, to (a) modify, change, extend, alter, amend, or supplement in any respect whatsoever, the Master Lease, or any agreement or transaction between Landlord and Tenant, or any portion or provision thereof, (b) grant extensions of time and other indulgences of any kind to Tenant, and (c) compromise, release, substitute, exercise, enforce or fail to refuse to exercise or enforce any claims, rights, or remedies of any kind which Landlord may have at any time against Tenant.

3.

Guarantor covenants and agrees that, as of each Test Date (as defined hereinafter), its Fixed Charge Coverage Ratio (as defined hereinafter) for the twelve (12) month period then ended shall be not less than 1.1 to 1.00.  For the purposes hereof;

(i) “Fixed Charge Coverage Ratio” means, for any period, the ratio of EBITDAR (as defined hereinafter) to Fixed Charges (as defined hereinafter) for such period;

(ii) “Fixed Charges” means, for any period, the aggregate amount, on a consolidated basis, of Guarantor’s (A) scheduled principal payments for such period in respect of indebtedness, excluding balloon  payments and principal payments from time to time on any accounts receivable/payable working capital line of credit provided by a

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commercial lender, (B) scheduled payments (including but not limited to principal and interest payments) for such period related to equipment financing and/or capital leasing (to the extent not included in clause (A) above), (C) non-financed capital expenditures during such period, excluding construction in progress expenditures, (D) required payments during such period of interest on indebtedness, and (E) scheduled payments of rent for such period on any real estate leases and equipment operating leases;

(iii) “EBITDAR” shall mean, for any period, an amount equal to (i) the consolidated net income of Guarantor for such period determined in accordance with GAAP, plus (ii) the sum of the following, to the extent deducted in the calculation of such net income:  (A) interest expense; (B) depreciation; (C) income taxes; (D) franchise taxes; (E) amortization; (F) all other non-cash, non-recurring charges and expenses, excluding accruals for cash expenses made in the ordinary course of business; (G) loss from any sales of assets, other than sales in the ordinary course of business; (H) non-cash rent expenses; and (I) rent under any real estate leases; minus (iii) gains from any sales of assets, other than sales in the ordinary course of business; minus (iv) if not already deducted from the calculation of net income, a management fee equal to five percent (5%) of net revenues; and

(iv)  “Test Date” shall mean the last day of each calendar quarter during the Term, with the first such date to occur on March 31, 2017.

4.

Guarantor hereby waives, to the fullest extent permitted by applicable laws, for the benefit of the Landlord:  (a) any right to require the Landlord, as a condition of payment or performance by such Guarantor, to (i) proceed against any Tenant, any other guarantor (including any other guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Tenant, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Landlord in favor of any Tenant or any other Person, or (iv) pursue any other remedy in the power of the Landlord whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense (other than payment in full in cash of the Guaranteed Obligations) of any Tenant or any other guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Tenant or any other guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal or any law, rule, regulation, or order of any jurisdiction affecting any term of the Guaranteed Obligations; (d) any defense based upon the Landlord’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Landlord protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices (other than notices expressly required hereunder or under the Master Lease), demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Master Lease or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Tenant and notices of any of the matters referred to in this Section 4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof (other than payment in full of the Guaranteed Obligations).

5.

Landlord may assign this Guaranty in whole or in part to Landlord’s successor in interest under the Master Lease, and no assignment of this Guaranty shall operate to extinguish or diminish the liability of the undersigned hereunder.

6.

The liability of Guarantor under this Guaranty shall be primary under any right of action which shall accrue to Landlord under the Master Lease, and Landlord may, at its option, proceed against Guarantor without having to commence any action against Tenant or obtain any judgment against Tenant. This is a guaranty of payment and not of collection.

7.

The obligations of Guarantor hereunder shall not be affected, impaired or discharged, in whole or in part, by reason of: (a) the entry of an order for relief pursuant to the United States Bankruptcy Code by or against Tenant; or (b) the proposal of or the consummation of a plan of reorganization concerning Tenant.

8.

Guarantor agrees that any judgment rendered against Tenant for monies or performance due Landlord shall in every and all respects bind and be conclusive against Guarantor to the same extent as if Guarantor had appeared in any such proceedings and judgment therein had been rendered against Guarantor.

9.

Guarantor subordinates to Tenant’s obligations to Landlord all indebtedness of Tenant to Guarantor, whether now existing or hereafter contracted, whether direct or indirect, contingent or determined. With respect to any such indebtedness of Tenant to Guarantor, Guarantor agrees to make no claim therefor until any and all obligations of Tenant to Landlord shall have been discharged in full and Guarantor covenants and agrees not to assign all or any part of such indebtedness while this Guaranty remains in effect. Upon written notice from Landlord of an Event of Default (as defined in the Master Lease) under the Master Lease, Guarantor shall not accept payment of any indebtedness, whether existing or hereafter contracted, by Tenant to Guarantor, unless and until written notice from Landlord that the Event of Default has been cured, waived, or otherwise suspended by Landlord; provided, however, during all other times, Tenant may pay, and Guarantor may accept payment of, any indebtedness, whether existing or hereafter contracted, owing by Tenant to Guarantor.

10.

The waiver of any right by Landlord or its failure to exercise promptly any right shall not be construed as a waiver of any other right including the right to exercise the same at any time thereafter. No waiver or modification of any of the terms or conditions of this Guaranty shall be binding against Landlord, unless such waiver or modification is in writing signed by Landlord. No delay on Landlord’s part in exercising any right, power or privilege under this Guaranty or any other document executed in connection herewith shall operate as a waiver of any such privilege, power or right.

11.

If any term, covenant or condition of this Guaranty, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all terms, covenants and conditions of this Guaranty, and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

12.

The obligations of Guarantor hereunder shall continue and remain in full force and effect in the event that all or any portion of any payment or performance hereunder is subsequently avoided or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or otherwise under the federal Bankruptcy Code or other similar laws or such payment(s) is otherwise set aside, and this Guaranty shall be deemed automatically restored and reinstated in such event until Landlord has been fully paid and indefeasibly recovered the full benefit of the full payment and performance due under the Master Lease and this Guaranty.

13.

All rights and remedies of Landlord are cumulative and not alternative. This Guaranty is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the State of Delaware and shall be in all respects governed, construed, applied and enforced in accordance with the laws of said State. In any action brought by Landlord to enforce any of its rights under or arising from this Guaranty, Landlord shall be entitled to receive its costs and legal expenses including reasonable attorneys’ fees, whether such action is prosecuted to judgment or not.

14.

Contemporaneously with the execution of this Guaranty, in consideration of Landlord agreeing to enter into the Master Lease, Guarantor covenants to Landlord that Guarantor shall execute and deliver to Landlord a written pledge agreement, on mutually acceptable terms, whereby Grantor shall pledge, assign and grant to Landlord, as security for the Guaranteed Obligations a security interest in all of the stock, shares, membership interests, partnership interests and other equity ownership interests in Tenant now or hereafter held by Guarantor.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed as of the date first written above.

THI OF BALTIMORE, INC., a Delaware corporation

By:_/s/ Kenneth Tabler ____________________

Name:Kenneth Tabler

Title:Vice President